Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Jeffrey L. Cunningham

President and Chief Executive Officer

(423) 745-1111
ATHENS BANCSHARES CORPORATION REPORTS 2009 FINANCIAL RESULTS
Athens, Tennessee — February 11, 2010. Athens Bancshares Corporation (NASDAQ: AFCB — news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today reported net income of $1,345,000 for the year ended December 31, 2009, compared to net income of $1,109,000 for the year ended December 31, 2008. For the quarter ended December 31, 2009, the Company reported net income of $54,000, compared to $500,000 for the same period in 2008.
On January 6, 2010, the Company completed its initial public offering in connection with the Bank’s conversion from the mutual to stock form of organization. Accordingly, the reported results for 2009 and prior periods relate solely to the operations of the Bank.
Net interest income after provision for loan losses increased $300,000 for the year ended December 31, 2009 as compared to the year ended December 31, 2008. Interest income decreased $913,000 when comparing the two periods as the average yield of interest-earning assets decreased from 6.89% during the year ended December 31, 2008 to 6.34% for 2009, which more than offset an increase in average balance of earning assets from $226.1 million in 2008 to $231.4 million in 2009. Interest expense decreased $1.5 million as the average cost of interest-bearing liabilities decreased from 3.38% to 2.67% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $210.9 million in 2008 to $211.9 million in 2009. The provision for loan losses increased $263,000 from $761,000 for the year ended December 31, 2008 to $1.0 million for the year ended December 31, 2009. The primary reasons for the increase in provision for loan losses were the increase in loans classified as substandard and a decline in overall economic conditions. Substandard loans increased from $6.5 million at December 31, 2008 to $7.7 million at December 31, 2009.
Net interest income after provision for loan losses decreased $238,000 during the quarter ended December 31, 2009 as compared to the quarter ended December 31, 2008. Interest income decreased $340,000 when comparing the two periods as a result of a decrease in the average yield on interest-earning assets from 6.66% during the fourth quarter of 2008 to 5.98% for the same period in 2009, which more than offset an increase in the average balance of interest earning assets from $232.5 million to $236.7 million. While average loan balances decreased $3.9 million with comparing the quarters, other interest earning assets increased primarily due to short term investment held as a result of the subscription funds on deposit with respect to subscription orders received for Athens Bancshares Corporation common stock. Interest expense decreased $428,000 as the average cost of interest-bearing liabilities decreased from 3.15% to 2.39% when comparing the two quarterly periods. The average balance of those liabilities also decreased $2.2 million from $217.9 million for the quarter ending December 31, 2008 to $215.7 million for the period ending December 31, 2009. The provision for loan losses increased $326,000 for the quarter ended December 31, 2009 as compared to the quarter ended December 31, 2008 primarily due to increases in loans classified as substandard and a decline in overall economic conditions.

Non-interest income increased $509,000 for the year ended December 31, 2009 as compared to the year ended December 31, 2008. The increase was primarily due to an increase in income related to the sale of mortgage loans on the secondary market. Non-interest income increased $145,000 when comparing the quarter ended December 31, 2009 to the quarter ended December 31, 2008. The primary reason for the increase was an increase in income related to the origination and sale of mortgage loans on the secondary market.
Non-interest expense increased $417,000 for the year ended December 31, 2009 compared to the year ended December 31, 2008. The primary reason for the increases was a $281,000 increase in salary and benefits expense and a $308,000 increase in FDIC insurance premiums. Non-interest expense increased $477,000 when comparing the quarter ended December 31, 2009 to the quarter ended December 31, 2008, primarily due to increases in salary and benefits expense and in FDIC insurance premiums.
Income tax expense increased $157,000 to $644,000 for the year ended December 31, 2009 as compared to $487,000 for the same period in 2008 primarily due to higher taxable income.
Total assets as of December 31, 2009 were $276.5 million compared to $251.0 million at December 31, 2008. At December 31, 2009, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.
This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.
Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.
Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(UNAUDITED)

	YEARS ENDED		THREE MONTHS ENDED
	DECEMBER 31,		DECEMBER 31,
(IN THOUSANDS)	2009	2008	2009	2008
OPERATING DATA:
Total interest income	$14,668	$15,580	$3,548	$3,888
Total interest expense	5,657	7,133	1,286	1,714

Net interest income	9,011	8,447	2,262	2,174
Provision for loan losses	1,024	761	478	152

Net Interest Income after provision for loan losses	7,987	7,686	1,784	2,022

Total non-interest income	4,670	4,161	1,105	960
Total non-interest expense	10,668	10,251	2,649	2,172

Income before income taxes	1,989	1,596	240	810
Income tax expense	644	487	186	310

Net Income	$1,345	$1,109	$54	$500

Performance ratios (three-month data annualized):
Return on average assets	0.54%	0.45%	0.09%	0.79%
Return on average equity	5.29	4.72	0.83	8.45
Interest rate spread	3.67	3.51	3.59	3.51
Net interest margin	3.89	3.73	3.81	3.71

	December 31,
	2009	2008
	(IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total Assets	$276,458	$251,000
Cash and cash equivalents	40,707	4,547
Investment securities available-for-sale	23,585	30,509
Investment securities held-to-maturity	0	5
Investments, at cost	2,899	2,899
Gross loans	194,817	199,602
Allowance for loan losses	3,413	3,083
Earning assets	257,681	232,255
Deposits	236,064	206,493
FHLB debt	10,324	16,310
Securities sold under agreements to repurchase	899	912
Total liabilities	250,736	226,788
Total equity	25,722	24,212

Non-performing assets:
Nonaccrual loans	$1,996	$4,139
Accruing loans past due 90 days	16	33
Foreclosed real estate	780	230
Other non-performing assets	10	26

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.75%	1.52%
Allowance for loan losses as a percent of non-performing loans	169.63%	73.87%
Non-performing loans as a percent of total loans	1.03%	2.08%
Nonperforming loans as a percent of total assets	0.73%	1.66%

	December 31,
	2009	2008
Capital ratios (Bank only):
Total capital (to risk-weighted assets)	15.33%	14.01%
Tier 1 capital (to risk-weighted assets)	14.08	12.79
Tier 1 capital (to adjusted total assets)	9.07	9.40
Tangible equity (to adjusted total assets)	9.07	9.40